Exhibit 99.2

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY TO SELL ITS BARNETT SHALE

PROPERTIES; COMPANY TO FOCUS ON HIGH RATE OF

RETURN GULF COAST PROGRAM

Houston, Texas, July 7, 2008—Dune Energy, Inc. (AMEX-DNE) announced today it has signed a Purchase and Sale Agreement to sell its Barnett Shale assets located in Denton and Wise Counties, Texas, for $41.5 million. BMO Capital Markets rendered a fairness opinion to Dune’s Board of Directors on this transaction. The effective date of the sale will be May 1, 2008, with closing expected to occur on or before July 31, 2008.

As of December 31, 2007, Dune’s Barnett Shale proved developed (PDP and PDNP) reserves totaled 19.3 Bcfe in 35 producing wells, plus 6 wells with behind pipe pay awaiting fracture stimulation. An additional 13 proved developed (PUD) locations contained an estimated 14.1 Bcfe of net reserves.

The Barnett Shale reserves represents approximately 19% of Dune’s total proved reserves, but only 6.8% of Dune’s year end 2007 SEC Present Value discounted at 10% (PV 10). First quarter 2008 revenue attributable to Dune’s Barnett Shale operations totaled $7.64 per Mcfe, while expenses were $4.36 per Mcfe. In sharp contrast, Dune’s Gulf Coast operations yielded revenue of $12.14 per Mcfe, while costs totaled $4.14 per Mcfe. Reflecting the preceding, operating profit for the Barnett Shale and Gulf Coast were $3.28 and $8.00 per Mcfe, respectively.

The disposition of the Barnett Shale properties will allow Dune to focus on the substantially higher rates of return generated by its Gulf Coast fields, the majority of which were acquired last year. Proceeds from the sale, after customary purchase price adjustments, will be utilized to eliminate borrowings currently outstanding under Dune’s revolver, and for general working capital.

Proforma for the sale, Dune’s proved reserves will consist of 60% natural gas and 40% oil. For the remainder of 2008, the Company will continue its active exploitation program in its Gulf Coast fields, concentrating on numerous workovers and low to moderate risk drilling designed to ramp production and cash flow. Dune fully expects that it will replace the production lost stemming from the sale of its Barnett Shale assets, with fourth quarter volumes to exceed current levels. Therefore, Dune’s annual production guidance given at the end of the first quarter of 2008 totaling approximately 15 Bcfe, remains unchanged. Second quarter production is anticipated to average approximately 40 MMcfe/day.

With upgrades and repairs now completed, the Company will resume its 2007 drilling program at Garden Island Bay this month. In addition, given the excellent results from an initial well at Chocolate Bayou, Dune plans to spud a second well in the field in September. Management is quite pleased with the ongoing evaluation of the depth migrated 3-D data set at our highly prospective Bayou Couba field, with a high impact exploratory well likely to spud prior to the end of this year. New and reprocessed 3-D data are in various stages of evaluation at Dune’s Garden Island Bay and Leeville salt domes, with the expectation of additional high impact exploratory wells to be proposed in 2009.

James A. Watt, Chief Executive Officer and President, stated, “The disposition of the Barnett Shale assets represents a turning point in Dune’s overall corporate strategy, which is designed to enhance shareholder value via a concentrated focus on the exploration and development of our superior portfolio of Gulf Coast properties. Our Gulf Coast properties, as we demonstrated during 2007, allow the Company to benefit from solid reserve replacement at a much higher rate of return and lower operating costs. This will be our focus moving forward. The management and Board of Directors are redoubling our effort to build shareholder value.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration,

Dune Energy, Inc., +1-713-229-6300